Issuer Free Writing Prospectus Filed by Mitsubishi UFJ Financial Group, Inc.
Pursuant to Rule 433 Reg-Statement No. 333-209455 February 15, 2017

5-Year Floating Rate Notes Due 2022

5-Year Fixed Rate Notes Due 2022

10-Year Fixed Rate Notes Due 2027

5-Year Floating Rate Notes Due 2022

Issuer:	Mitsubishi UFJ Financial Group, Inc. (the “Issuer”)

Size:	U.S.$ 500,000,000

Issuer Ratings (Moody’s / S&P / Fitch) *:	A1 / A / A

Expected Security Ratings (Moody’s / S&P / Fitch) *:	A1 / A / A

Security Type:	Senior Notes

Currency:	U.S.$

Interest:	Per annum rate equal to U.S. Dollar 3-month LIBOR + 92 basis points

Trade Date:	February 15, 2017

Settlement Date:	February 22, 2017 (T+4)

Maturity:	February 22, 2022

Interest Payment Dates:	Quarterly in arrears on February 22, May 22, August 22 and November 22 of each year.

First Interest Payment Date:	May 22, 2017

Pricing Benchmark:	U.S. Dollar 3-month LIBOR

Spread to Benchmark:	92 basis points

Issue Price:	100% of principal amount plus accrued interest, if any, from February 22, 2017

Underwriting Discount:	0.35%

Net Proceeds before Expenses:	U.S.$ 498,250,000

Day Count:	Actual/360

Business Days:	New York, Tokyo and London Banking Day

Business Day Convention:	Modified Following Business Day Convention (Following Business Day Convention for the maturity date and any other date fixed for redemption)

Denominations:	U.S.$2,000 x U.S.$1,000

Listing:	Luxembourg Stock Exchange’s Euro MTF Market

Governing Law:	New York law

Billing & Delivering:	Morgan Stanley & Co. LLC

Joint Lead Managers and Joint Bookrunners:	Morgan Stanley & Co. LLC MUFG Securities Americas Inc.

J.P. Morgan Securities LLC

Senior Co-Managers:	Citigroup Global Markets Inc.

HSBC Securities (USA) Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	Barclays Capital Inc.

BNP Paribas

Credit Agricole Securities (USA) Inc.

ING Financial Markets, LLC

RBC Capital Markets, LLC

Standard Chartered Bank

UBS Securities LLC

Security Codes:	CUSIP: 606822 AK0 ISIN: US606822AK06 Common Code: 156884740

Definitions:	Unless otherwise defined herein, all capitalized terms have the meaning set forth in the Preliminary Prospectus Supplement (as defined below).

5-Year Fixed Rate Notes Due 2022

Issuer:	Mitsubishi UFJ Financial Group, Inc.

Size:	U.S.$ 1,000,000,000

Issuer Ratings (Moody’s / S&P / Fitch) *:	A1 / A / A

Expected Security Ratings (Moody’s / S&P / Fitch) *:	A1 / A / A

Security Type:	Senior Notes

Currency:	U.S.$

Interest:	2.998% per annum

Trade Date:	February 15, 2017

Settlement Date:	February 22, 2017 (T+4)

Maturity:	February 22, 2022

Interest Payment Dates:	Semi-annually in arrears on February 22 and August 22 of each year

First Interest Payment Date:	August 22, 2017

Pricing Benchmark:	1.875% due 1/2022

Benchmark Spot (Price/Yield):	99-13+ / 1.998%

Spread to Benchmark:	100 basis points

Issue Price:	100% of principal amount plus accrued interest, if any, from February 22, 2017

Yield to Maturity:	2.998%

Underwriting Discount:	0.35%

Net Proceeds before Expenses:	U.S.$ 996,500,000

Day Count:	30/360

Business Days:	New York and Tokyo

Business Day Convention:	Following Business Day Convention

Denominations:	U.S.$2,000 x U.S.$1,000

Listing:	Luxembourg Stock Exchange’s Euro MTF Market

Governing Law:	New York law

Billing & Delivering:	Morgan Stanley & Co. LLC

Joint Lead Managers and Joint Bookrunners:	Morgan Stanley & Co. LLC MUFG Securities Americas Inc.

J.P. Morgan Securities LLC

Senior Co-Managers:	Citigroup Global Markets Inc.

HSBC Securities (USA) Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	Barclays Capital Inc.

BNP Paribas

Credit Agricole Securities (USA) Inc.

ING Financial Markets, LLC

RBC Capital Markets, LLC

Standard Chartered Bank

UBS Securities LLC

Security Codes:	CUSIP: 606822 AL8 ISIN: US606822AL88 Common Code: 156884910

Definitions:	Unless otherwise defined herein, all capitalized terms have the meaning set forth in the Preliminary Prospectus Supplement (as defined below).

10-Year Fixed Rate Notes Due 2027

Issuer:	Mitsubishi UFJ Financial Group, Inc.

Size:	U.S.$ 1,000,000,000

Issuer Ratings (Moody’s / S&P / Fitch) *:	A1 / A / A

Expected Security Ratings (Moody’s / S&P / Fitch) *:	A1 / A / A

Security Type:	Senior Notes

Currency:	U.S.$

Interest:	3.677% per annum

Trade Date:	February 15, 2017

Settlement Date:	February 22, 2017 (T+4)

Maturity:	February 22, 2027

Interest Payment Dates:	Semi-annually in arrears on February 22 and August 22 of each year

First Interest Payment Date:	August 22, 2017

Pricing Benchmark:	2.250% due 2/2027

Benchmark Spot (Price/Yield):	97-26+ / 2.497%

Spread to Benchmark:	118 basis points

Issue Price:	100% of principal amount plus accrued interest, if any, from February 22, 2017

Yield to Maturity:	3.677%

Underwriting Discount:	0.45%

Net Proceeds before Expenses:	U.S.$ 995,500,000

Day Count:	30/360

Business Days:	New York and Tokyo

Business Day Convention:	Following Business Day Convention

Denominations:	U.S.$2,000 x U.S.$1,000

Listing:	Luxembourg Stock Exchange’s Euro MTF Market

Governing Law:	New York law

Billing & Delivering:	MUFG Securities Americas Inc.

Joint Lead Managers and Joint Bookrunners:	Morgan Stanley & Co. LLC MUFG Securities Americas Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Senior Co-Managers:	Citigroup Global Markets Inc.

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

Co-Managers:	Barclays Capital Inc.

BNP Paribas

Credit Agricole Securities (USA) Inc.

ING Financial Markets, LLC

RBC Capital Markets, LLC

Standard Chartered Bank

UBS Securities LLC

Security Codes:	CUSIP: 606822 AN4 ISIN: US606822AN45 Common Code: 156885070

Definitions:	Unless otherwise defined herein, all capitalized terms have the meaning set forth in the Preliminary Prospectus Supplement (as defined below).

This communication is intended for the sole use of the person to whom it is provided by us. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The Issuer has filed a registration statement (including a prospectus dated February 10, 2016 (the “Base Prospectus”)) and a preliminary prospectus supplement dated February 15, 2017 (the “Preliminary Prospectus Supplement,” and together with the Base Prospectus, the “Preliminary Prospectus”) with the U.S. Securities and Exchange Commission (“SEC”) for this offering. Before you invest, you should read the Preliminary Prospectus for this offering, and other documents the Issuer has filed with the SEC and which are incorporated by reference therein for more complete information about the Issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.

Alternatively, the Issuer, any underwriter or any dealer participating in the transaction will arrange to send you the Preliminary Prospectus if you request it by calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or MUFG Securities Americas Inc. toll-free at 1-877-649-6848.

*Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time.